Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Annual Report on Form S-1A of First Choice Healthcare Solutions, Inc. of our Report of Independent Registered Public Accounting Firm, dated April 15, 2025, on the consolidated balance sheet of First Choice Healthcare Solutions, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations, consolidated statement of stockholders’ deficit and consolidated statement of cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

July 02, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com